Exhibit 19.1

Adopted by the Board of Directors on April 24, 2024

WISDOMTREE, INC.

Statement of Company POLICY on

Insider Trading and Disclosure

This memorandum sets forth the policy of WisdomTree, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Statement of Company Policy on Insider Trading and Disclosure (this “Insider Trading Policy”) is designed to prevent the misuse of material nonpublic information, insider trading in securities or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy. Please contact the Company’s Trade Clearance Officer (Marci Frankenthaler at (917) 267-3787 or mfrankenthaler@wisdomtree.com) or Assistant Trade Clearance Officer (Peter Ziemba at (917) 267-3747 or pziemba@wisdomtree.com) if you have any questions regarding the policy.

PART I. OVERVIEW

A.       To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, executive officers and employees, including anyone employed by or acting as a director of any of the Company’s subsidiaries, and also applies to consultants of the Company who in the ordinary course of the performance of their duties have access to material nonpublic information regarding the Company. We refer to each of these individuals in this Insider Trading Policy as an “Insider.” This Insider Trading Policy continues to apply following the termination of any Insider’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material.

The same restrictions that apply to Insiders also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•	your “Family Members.” “Family Members” are (a) your spouse, domestic partner, significant other, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill;
•	all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•	all persons who execute trades on your behalf; and

•	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures (defined below) do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Insiders are responsible for ensuring compliance with this Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “you” or “Insiders” in this Insider Trading Policy refer collectively to Insiders and their Affiliated Persons.

In addition, all Insiders must comply with the Company’s Special Trading Procedures (“Trading Procedures”) set forth in Part II below, which supplement and are deemed a part of this Insider Trading Policy. Generally, the Trading Procedures establish trading windows outside of which Insiders are prohibited from trading in the Company’s securities. In addition, (i) directors, (ii) executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and (iii) certain designated employees and consultants of the Company who in the ordinary course of the performance of their duties have access to material nonpublic information regarding the Company, together with their respective Affiliated Persons, also require the pre-clearance of all transactions in the Company’s securities. Each of these individuals in this Insider Trading Policy and in the Trading Procedures is referred to as a “Covered Person.” Insiders who are not directors or executive officers will be notified in writing via email if they are a Covered Person. In addition, all employees of the Company and its subsidiaries who are participants in the Company’s 401(k) Plan (“401(k) Plan Participants”) and seek to trade in the Company’s securities through an approved self-directed brokerage account in the Company’s 401(k) Plan also require the pre-clearance of all such transactions in the Company’s securities.

B.       What is Prohibited by this Insider Trading Policy?

You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

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Prohibition on Trading in Company Securities

When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•	trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, and exchange-traded options), and any derivative securities, that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Trade Clearance Officer in accordance with this Insider Trading Policy that are intended to comply with Rule 10b5-1 under the Exchange Act;
•	having others trade for you in the Company’s securities;
•	giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
•	disclosing the material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when an Insider is aware of material, nonpublic information (these practices are known as “tipping”).

As noted above, these prohibitions also apply to your Affiliated Persons.

This Insider Trading Policy does not apply to (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement, (b) is done as a matter of Company policy or (c) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

However, the policy does apply to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

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Duration of Trading Prohibitions

These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

This Insider Trading Policy applies to you and your Affiliated Persons for as long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part II, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.

C.       What is Material Nonpublic Information?

This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Trade Clearance Officer.

Material Information

Information about the Company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company.

In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that could be material:

•	projections of future earnings or losses, or other earnings guidance;
•	quarterly financial results that are known but have not been publicly disclosed;
•	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•	changes in senior management or members of our Board of Directors;
•	significant actual or threatened litigation or governmental investigations or major developments in such matters;
•	cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•	significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
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•	changes in dividend policy, declarations of stock splits, or proposed securities offerings or other financings;
•	potential defaults under any credit agreements or indentures or potential material liquidity issues; and
•	bankruptcies or receiverships.

The above items will not always be material. For example, some new products or contracts may clearly be material while others may not be. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the Securities and Exchange Commission (the “SEC”), the distribution of a press release, the publication of the information on our website or posting on the Company’s official social media channels if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public when the market opens for trading on the second full trading day following the Company’s public release of the information.

For example, if the Company publicly discloses material nonpublic information of which an Insider is aware before trading begins on a Friday, the first time an Insider can buy or sell Company securities is the opening of the market on Monday. However, if the Company announces this material information after trading begins on that Friday, the first time that an Insider can buy or sell Company securities is the opening of the market on Tuesday.

D.	Are there any Restrictions on the Use of Electronic Bulletin Boards, Chat Rooms, Social Media, Websites or Similar Forums?

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, officers or employees. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

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Inappropriate communications disseminated on the Internet, whether through electronic bulletin boards, chat rooms, social media, websites and similar forums may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through these forums often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving these forums. An Insider may encounter information about the Company on the Internet that they believe is harmful or inaccurate, or other information that they believe is true or beneficial for the Company. Although an Insider may have a natural tendency to deny or confirm such information on these forums, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to an Insider and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits an Insider from discussing material nonpublic information about the Company with anyone, including other employees, except as required in the performance of the Insider’s duties. Insiders should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if an Insider is contacted directly by such persons, without express prior authorization. This restriction applies whether or not Insiders identify as being associated with the Company. Insiders should refer all such contact or inquiries to Marci Frankenthaler, Chief Legal Officer, at (917) 267-3787 or mfrankenthaler@wisdomtree.com.

This Insider Trading Policy also prohibits Insiders from making any comments or postings about the Company on any electronic bulletin boards, chat rooms, social media, websites or similar forums, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not an Insider identifies as being associated with the Company.

E.	What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.

The penalties for violating rules against insider trading can be severe and include:

•	forfeiture of any profit gained or loss avoided by the trading;
•	payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of a violation, have purchased or sold securities of the same class;
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•	payment of criminal penalties of up to $5,000,000;
•	payment of civil penalties of up to three times the profit made or loss avoided; and
•	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

F.       Does the Company have any Other Policies Regarding Confidential Information?

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. Insiders should comply with these policies at all times.

G.       How Are Violations of this Insider Trading Policy Reported?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Trade Clearance Officer. If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director or employee of the Company, you should report the violation immediately to the Trade Clearance Officer. However, if the conduct in question involves the Trade Clearance Officer, if the Insider has reported such conduct to the Trade Clearance Officer and does not believe that they have dealt with it properly, or if the Insider does not feel comfortable discussing the matter with such person, the Insider may raise the matter with the Assistant Trade Clearance Officer.

H.       Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to all Insiders by regular or electronic mail (or other delivery option used by the Company) by the Company. All Insiders will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered, unless an Insider objects to any revision in a written statement received by the Trade Clearance Officer within two (2) business days of such delivery.

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PART II. TRADING PROCEDURES

A.       SPECIAL TRADING RESTRICTIONS

Please see Part I of this Insider Trading Policy for a description of prohibited activities applicable to all Insiders. In particular, no Insider may buy or sell securities of the Company if such Insider is in possession of material nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan. This prohibition applies even if the transaction would occur during a trading window in accordance with these Trading Procedures and, if applicable, the Insider receives pre-clearance.

Please also see Part I of this Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Trade Clearance Officer identified below for guidance.

In addition to needing to comply with the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1.	No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows. Unless otherwise advised, the four trading windows consist of the periods that begin when the market opens for trading on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 16th day before the end of the then-current quarter. For the purposes of the foregoing, a full trading day means an entire calendar day in which a session of regular trading hours on the New York Stock Exchange (NYSE) or Nasdaq between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section C of these Trading Procedures or (b) if granted a waiver in accordance with the procedure for granting waivers described in Section D of these Trading Procedures.

Of course, if an Insider has material nonpublic information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities.

In addition to trading only during trading windows, the Company’s (i) directors, (ii) executive officers subject to Section 16 of the Exchange Act, and (iii) certain designated employees and consultants of the Company who in the ordinary course of the performance of their duties have access to material nonpublic information regarding the Company, together with their Affiliated Persons, must obtain pre-clearance of trades from the Trade Clearance Officer in accordance with the procedures set forth in Section B below. We refer to each of these individuals in these Trading Procedures as a “Covered Person.” Insiders who are not directors or executive officers will be notified in writing via email if they are a Covered Person. In addition, all employees of the Company and its subsidiaries who are participants in the Company’s 401(k) Plan (“401(k) Plan Participants”) and seek to trade Company securities through an approved self-directed brokerage account in the Company’s 401(k) Plan also must obtain pre-clearance of all such transactions from the Trade Clearance Officer in accordance with the procedures set forth in Section B below.

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2.	All Trades by Employees in the Company’s Securities Must be Made Only Through the Employee’s Fidelity Brokerage Account (subject to certain exceptions).

Any transactions by employees of the Company and its subsidiaries in Company securities must be executed only through a Fidelity brokerage account that is linked to the employee’s WisdomTree Fidelity equity awards/stock plan account (“Linked Fidelity Brokerage Account”). This means that, subject to the exception below for 401(k) Participants, purchases and sales of Company securities must be made in a Linked Fidelity Brokerage Account, and any employees who hold Company securities in non-Linked Fidelity Brokerage Accounts must transfer any holdings of Company securities into a Linked Fidelity Brokerage Account prior to effecting any sale of those securities.

Exception for Self-Directed Brokerage Account in 401(k) Plan. Transactions in Company securities by 401(k) Plan Participants must be executed only through an approved self-directed brokerage account in the Company’s 401(k) Plan, but only if such transaction has been approved in advance by the Trade Clearance Officer in accordance with the procedures set forth in Section A.3., below.

3.	All Trades by Covered Persons and 401(k) Plan Participants Through an Approved Self-Directed Brokerage Account in the Company’s 401(k) Plan Must be Pre-Cleared by the Trade Clearance Officer.

No (i) Covered Person or (ii) 401(k) Plan Participant who seeks to trade Company securities through an approved self-directed brokerage account in the Company’s 401(k) Plan may trade in Company securities unless the trade has been approved in advance by the Trade Clearance Officer in accordance with the procedures set forth below. The Company has designated Marci Frankenthaler, Chief Legal Officer, as its insider trading compliance officer (the “Trade Clearance Officer”). The Trade Clearance Officer will review and either approve or prohibit all such proposed trades by Covered Persons and 401(k) Plan Participants in accordance with the procedures set forth in Section B below. The Trade Clearance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for their own trades from the Assistant Trade Clearance Officer (Peter M. Ziemba, Chief Administrative Officer). If a Covered Person or 401(k) Plan Participant is unable to contact the Trade Clearance Officer, or if they do not feel the matter can be discussed with the Trade Clearance Officer, the Covered Person or 401(k) Plan Participant may contact the Assistant Trade Clearance Officer, who shall be the alternate Trade Clearance Officer (the Trade Clearance Officer and the alternate Trade Clearance Officer are collectively referred to as the “Trade Clearance Officer” in these Trading Procedures).

4.	Special Closed Trading Periods.

The Trade Clearance Officer may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Trade Clearance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company.

The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

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5.	Prohibited Transactions.
•	No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”), except for a short sale covered by an option exercise that same day.
•	No Pledges of Company securities. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
•	No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•	No Company Securities May Be Held in a Margin Account Without Pre-Approval. No Insider may hold the Company’s securities in a margin account unless approved by the Audit Committee of the Board of Directors. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.
•	Gifts and Other Distributions in Kind Subject to Same Restrictions as All Other Securities Trades. No Insider may give, donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the donee agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.
•	No Purchases or Sales of Company Securities through Managed Accounts. If an Insider has a managed account (where another person has been given discretion or authority to trade without the Insider’s approval), they must instruct the broker or advisor not to trade in Company securities on the Insider’s behalf at any time. In addition, the Insider must provide to the Trade Clearance Officer written confirmation from the brokerage firm that it acknowledges receipt of the trading restriction imposed on the managed account.

B.        PRE-CLEARANCE PROCEDURES FOR COVERED PERSONS AND 401(k) PLAN PARTICIPANTS WHO SEEK TO TRADE COMPANY SECURITIES THROUGH AN APPROVED SELF-DIRECTED BROKERAGE ACCOUNT IN THE COMPANY’S 401(k) PLAN)

No Covered Person or 401(k) Plan Participant who seeks to trade through an approved self-directed brokerage account in the Company’s 401(k) Plan may trade in Company securities, even during an open trading window, unless the trade has been approved by the Trade Clearance Officer in accordance with the procedures described below. In reviewing trading requests, the Trade Clearance Officer may consult with our other officers and/or outside legal counsel and will seek approval of their own trades from the Assistant Trade Clearance Officer.

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1.	Procedures. No Covered Person or 401(k) Plan Participant who seeks to trade through an approved self-directed brokerage account in the Company’s 401(k) Plan may trade in Company securities unless:
•	The Covered Person or 401(k) Plan Participant has notified the Trade Clearance Officer prior to the intended trade date of the amount and nature of the proposed trade(s) by submitting a Stock Transaction Request Form attached to this Insider Trading Policy either through MyComplianceOffice (MCO) (employees) or via scanned email attachment (directors and consultants) to the Trade Clearance Officer;
•	The Covered Person or 401(k) Plan Participant has certified to the Trade Clearance Officer in writing prior to the proposed trade(s) that they are not in possession of material nonpublic information concerning the Company;
•	The Insider has informed the Trade Clearance Officer, using the Stock Transaction Request Form, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•	The Trade Clearance Officer or their designee has approved the trade(s) and has certified their approval in writing via email or via MCO.

The Trade Clearance Officer does not assume responsibility for, and approval by the Trade Clearance Officer does not protect the Covered Person or 401(k) Plan Participant from, the consequences of prohibited insider trading.

2.	Additional Information.

Covered Persons or 401(k) Plan Participants shall provide to the Trade Clearance Officer any documentation the Trade Clearance Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Trade Clearance Officer to deny approval of the trade request.

3.	Notification of Brokers of Insider Status.

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their brokers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information noted in Section B.6 below to the Insider and/or Trade Clearance Officer on the day of a trade.

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4.	No Obligation to Approve Trades.

The foregoing approval procedures do not in any way obligate the Trade Clearance Officer to approve any trade requested by a Covered Person or 401(k) Plan Participant. The Trade Clearance Officer may reject any trading request or rescind an approved trade request at their sole discretion. From time to time, an event may occur that is material to the Company and is known by only a limited number of directors, employees and/or consultants. The Trade Clearance Officer may decline a request by a Covered Person or 401(k) Plan Participant to preclear a proposed trade, or rescind an approved trade request, based on the existence of a material nonpublic development – even if the Covered Person or 401(k) Plan Participant is not aware of that material nonpublic development. If any Covered Person or 401(k) Plan Participant engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Covered Person or 401(k) Plan Participant and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Trade Clearance Officer may decide not to approve any transactions in the Company’s securities. If a Covered Person or 401(k) Plan Participant requests clearance to trade in the Company’s securities during the pendency of such an event, the Trade Clearance Officer may reject the trading request, or rescind an approved trade request, without disclosing the reason. Any rescission of an approved trade request will be communicated to the Covered Person by the Trade Clearance Officer in writing via email or via MCO.

5.	Completion of Trades.

After receiving written clearance from the Trade Clearance Officer to engage in a trade, a Covered Person or 401(k) Plan Participant must complete the proposed trade within two (2) trading days or make a new trading request. Even if a Covered Person or 401(k) Plan Participant has received clearance, the Covered Person or 401(k) Plan Participant may not engage in a trade if (i) such clearance has been rescinded by the Trade Clearance Officer, (ii) the Covered Person or 401(k) Plan Participant has otherwise received notice that the trading window has closed or (iii) the Covered Person or 401(k) Plan Participant has or acquires material nonpublic information.

6.	Post-Trade Reporting.

The details of any transactions in the Company’s securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by a Covered Person (or an Affiliated Person) or a 401(k) Plan Participant must be reported to the Trade Clearance Officer in writing via email by the Covered Person or 401(k) Plan Participant or their brokerage firm on the same day in which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the broker of the Covered Person or 401(k) Plan Participant provide) a trade order confirmation to the Trade Clearance Officer if the Trade Clearance Officer receives such information by the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

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C.       EXEMPTIONS

1.	Pre-Approved Rule 10b5-1 Plan by Covered Persons.

Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Covered Persons are not required to complete a Stock Transaction Request Form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Covered Persons to trade in Company securities outside of the Company’s trading windows, even when in possession of material nonpublic information. If a Covered Person intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

•	satisfy the requirements of Rule 10b5-1;
•	be documented in writing;
•	be established during a trading window when such Covered Person does not possess material nonpublic information; and
•	be pre-approved by the Trade Clearance Officer.

Prior to approving a Rule 10b5-1 Plan, the Trade Clearance Officer may require that the plan, arrangement or instruction exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Trade Clearance Officer deems to be in the best interests of the Company.

Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Trade Clearance Officer. All transactions pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above.

The Trade Clearance Officer may refuse to approve a Rule 10b5-1 Plan as they deem appropriate including, without limitation, if they determine that such plan does not satisfy the requirements of Rule 10b5-1. The Trade Clearance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Trade Clearance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Covered Person must adhere to the trading windows and pre-clearance procedures set forth above until such time as a Rule 10b5-1 Plan is approved.

Any modification or termination of a Covered Person’s Rule 10b5-1 Plan previously approved by the Trade Clearance Officer (other than the natural expiration of such plan) requires a new approval by the Trade Clearance Officer. The Trade Clearance Officer may require as a condition to such approval that the modification or termination occur during a trading window and that the Covered Person not be aware of material nonpublic information.

2.	Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Covered Persons must comply with the post-trade reporting requirements described in Section B above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and this Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding and, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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Tax Withholding on Restricted Stock. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy tax withholding requirements if (a) withholding is required by the applicable plan or award agreement, (b) is done as a matter of Company policy or (c) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

D.       WAIVERS

A waiver of any provision of this Insider Trading Policy or these Trading Procedures in a specific instance may be authorized in writing by the Trade Clearance Officer or their designee, and any such waiver shall be reported to the Company’s Board of Directors.

PART III. ACKNOWLEDGMENT

The Insider Trading Policy and the Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Insider Trading Policy and the Trading Procedures, each Insider must acknowledge through MCO (the Company’s employee monitoring system) or email, as applicable, that they have received a copy and agree to comply with the terms of the Insider Trading Policy and the Trading Procedures included therein.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy and the Trading Procedures (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy and the Trading Procedures, as amended from time to time, when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company, including, without limitation, through MCO) by the Trade Clearance Officer or their designee, unless the Insider objects in a written statement received by the Trade Clearance Officer within two (2) business days of such delivery.

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Failure to observe the Insider Trading Policy and the Trading Procedures could lead to significant legal problems, and could have other serious consequences, including termination of employment or service with the Company. Questions regarding the Insider Trading Policy and the Trading Procedures are encouraged and may be directed to the Trade Clearance Officer or Assistant Trade Clearance Officer.

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